Exhibit 99.1

January 25, 2018

The Board of Directors

JAKKS Pacific, Inc.

2951 28th Street, Santa Monica

California, 90405

Dear Sirs,

Hong Kong Meisheng Cultural Company Limited (“Hong Kong Meisheng”), a wholly owned subsidiary of Meisheng Cultural and Creative Corp., Ltd. (“Meisheng”), is pleased to submit this non-binding proposal (the “Proposal”) indicating our interest in purchasing newly issued, primary shares of common stock (the “Common Stock”) of JAKKS Pacific, Inc. (“JAKKS” or the “Company”) through a private placement (the “Transaction”) and, for the purpose of financial consolidation, increasing our shareholding and voting rights in JAKKS to 51.0% upon completion of the Transaction. We believe that maintaining the Company's listing status will allow current shareholders to participate alongside Meisheng in any future upside from the potential growth and operational synergies that may result from the Transaction.

Meisheng has been a business partner of JAKKS for more than a decade. Our strategic investment in the Company last year is evidence of Meisheng’s confidence in JAKKS’ strategy, management and future success. We also believe that the Company is at a critical point in its growth trajectory and furthering its strategic relationship with Meisheng will provide incremental value to all shareholders. JAKKS’ recent hire of Jared Wolfson, an experienced digital entertainment professional, reaffirms the Company’s commitment to original content creation, a strategic vision that perfectly aligns with our core strength. The success of Studio JP to date provides further reason for excitement surrounding the prospects of the proposed investment. We understand JAKKS’ business model, growth prospects, end markets, as well as the headwinds facing the industry and are capable of devoting resources to support JAKKS’ future growth plans. The Transaction, upon successful completion, will bring our strategic relationship closer and will provide the opportunity to execute on our joint vision, while simultaneously creating the opportunity for a more profitable business and additional value creation for all shareholders.

Meisheng is a market leader in China’s IP industry with proven IP development capability. We have created an IP operation and transformational platform consisting of consumer products, animation, games and media, which centers on IP derivatives. We are convinced that JAKKS’ strong evergreen properties, partner brands and licenses, coupled with our IP portfolio and extensive market resources and access, could bring a better experience to consumers in China, and expand JAKKS’ market share in China.

We are pleased to proceed with the Transaction under the terms and conditions set forth below:

1.	Purchase Price: Our proposed consideration payable for the Company’s Common Stock acquired in the Transaction will be US$2.95 in cash per share (the “Purchase Price”). This price represents a premium of approximately 18.0% to the Company’s closing price on January 24, 2018, and a premium of approximately 19.8% to the volume weighted average price over the last 30 trading days. The Purchase Price is based on our review to date of JAKKS’ historical operational and financial performance and preliminary analysis of similar transactions involving Chinese investments in U.S. public companies, and is subject to our completion of the confirmatory due diligence and better understanding of the Company’s future business prospects and forecast.

2.	Purchase Shares: We propose to subscribe for newly issued, primary shares of Common Stock from the Company, which will increase our total shareholding and the voting rights in the Company to 51.0% upon completion of the Transaction assuming no conversion of the Company’s outstanding convertible senior notes.

3.	Warrant: We propose that a warrant shall be issued to Meisheng pursuant to which Meisheng shall have the right to purchase, at the lower of (i) the Purchase Price and (ii) per share purchase price being offered to any third party, such number of shares of Common Stock that would enable Meisheng to maintain a 51% shareholding in the Company in the event that any third parties elect to convert their convertible senior notes into Common Stock. Meisheng shall also have a contractual right to purchase its pro rata portion of any newly issued equity or equity-linked securities the Company proposes to offer.

4.	Board of Directors: Meisheng shall have the right to name and appoint a number of the Company’s directors and members of the committees of the board of directors commensurate with its ownership.

5.	Funding: Meisheng has considerable financial resources and longstanding banking relationships. We intend to fund the Transaction through a combination of existing cash on hand and/or other financing sources (to the extent required for the restructuring or refinancing of the Company’s outstanding convertible senior notes). We and Houlihan Lokey, our financial advisor, are also prepared to work closely with the Company’s management and its advisors in the near-term to optimize the posttransaction capital structure.

6.	Due Diligence: We would need to complete customary confirmatory diligence process, and in particular, we would focus on the following areas:

•	Review of IP portfolio and key licensing agreements

•	Analysis of cost structure and understanding of procurement management

•	Review of labor and employment related documents

•	Review of future business plan and projected financial performance developed by the management

We have engaged Morgan, Lewis & Bockius, EKS&H and KPMG as our legal, accounting & tax, and business and operational due diligence advisors, respectively, and will dedicate all resources necessary to move our due diligence as quickly as possible toward the execution of documentation.

7.	Process and Timing: This Proposal is subject to satisfactory completion of our due diligence review and the negotiation of mutually acceptable definitive agreements containing customary closing conditions. We anticipate completing all of our due diligence and negotiating the definitive transaction documentation in parallel with the goal of reaching definitive agreements expeditiously. Completion of the Transaction is subject to customary conditions for a transaction of this type, which include the approvals to be obtained from our Board of Directors, shareholders and regulatory authorities including those from the China Securities Regulatory Commission and Shenzhen Stock Exchange. In addition to obtaining the foregoing approvals, the Transaction will also be subject to the obtaining of all material consents and to the successful resolution of the change of control provisions of the convertible senior notes. We anticipate that you would also obtain all other necessary approvals, consents, and waivers on your end. We envisage that it will take 3-4 months to close the Transaction following the execution of definitive agreements.

8.	Confidentiality: This Proposal and any subsequent discussions by the Parties relating thereto, to the extent not otherwise disclosed by Meisheng as required by applicable law, legal or regulatory process or stock exchange rule, is confidential and the terms thereof will be disclosed by the Company or its affiliates to any person or entity other than its officers, directors, agents, attorneys, accountants, advisors and representatives (collectively, “Representatives”), and then, in each case, only on a confidential and “need to know” basis in connection with the Transaction contemplated herein; provided, however, that the Company may disclose the existence and the terms hereof to the extent required, in the opinion of its counsel, by applicable law, legal or regulatory process or stock exchange rule. The Company will be responsible for any disclosure by it and its Representatives in violation of this paragraph.

9.	Non-binding Effect: This Proposal does not constitute an offer that is capable of acceptance for the sale and purchase of any securities or a legally binding obligation or commitment by Meisheng to consummate a Transaction. Such an obligation or commitment will result only from the execution of the definitive agreements, and then will be on the terms provided in such documentations. Notwithstanding the foregoing, the confidentiality provision under paragraph 8 shall be binding on the parties.

Again, we believe enhancing the strategic partnership between JAKKS and Meisheng through this Transaction will drive accelerated value for both entities and our respective shareholders. We look forward to working with you toward the completion of a successful Transaction.

Yours sincerely,

Hong Kong Meisheng Cultural Company Limited

By:	/s/ Xiaoqiang Zhao
Xiaoqiang Zhao
Executive Director

cc:	Morgan, Lewis & Bockius, LLP: Robert G. Robison, Yan Zeng, Ning Zhang Houlihan Lokey, Inc.: Weimin Chen, Joseph Mooney

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